EXHIBIT 10.18
EXECUTIVE SERVICES AGREEMENT WITH NERDY INC. AND NERDY LLC

A. Recitals and Definitions
1. Recitals.
WHEREAS, the undersigned executive (“you”) were previously a party to an Offer Letter, and the Confidentiality, Non-Solicitation, and Non-Competition required thereby, with Live Learning Technologies Shared Resources LLC that was a subsidiary of Live Learning Technologies LLC d/b/a Nerdy (that merged with Nerdy LLC, a Delaware limited liability company, the surviving entity, and is hereinafter referred to as “Nerdy LLC” or “Company”) or predecessors thereto (the “Offer Letter”); and
WHEREAS, in connection with the consummation of the Business Combination Agreement by and among Nerdy Inc. (formerly, TPG Pace Tech Opportunities Corp. and referred to in this Notice as “Nerdy Inc.”), the Company, and the other parties thereto (the “Business Combination Agreement” or “BCA”), you and the Company hereby desire to enter into a new executive services agreement with additional parties and reflecting different equity instruments; and
WHEREAS, this Executive Services Agreement with Nerdy Inc., and Nerdy LLC (the “Executive Services Agreement”) hereby amends and supersedes your Offer Letter as set forth herein.
2. Definitions.
The following definitions (in addition to terms defined in the Recitals or in the body of this Executive Services Agreement) apply to this Executive Services Agreement unless otherwise provided:
“LLCA” - the Second Amended and Restated Operating Agreement of Nerdy LLC
“Company Units” or “Nerdy Units” - common units of Nerdy LLC
B. Compensation and Other Benefits
1. Base Wage. You shall receive base wages (“Base Wage”) at the annual rate of $_________________ payable consistent with Company’s payroll practices. Your compensation will be reported on an IRS Form W-2. Such base compensation shall continue at the amount aforesaid unless and until changed by the Board of Directors and/or Compensation Committee of Nerdy Inc. or until termination of your relationship in accordance with the terms hereof. In the event you and Company are unable to agree on the Base Wage in any succeeding calendar year, the Base Wage shall be set by Company at its sole discretion (provided the Base Wage is not reduced other than in connection with a salary reduction plan or process similarly affecting other executives at the same or similar level within the then-existing organizational structure of Nerdy Inc., the Company, and its related and/or affiliated entities). In the event this Executive Services Agreement is in effect for only a portion of any particular month, the amount of your regular compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect. Your position is exempt, and you are expected to work whatever schedule is necessary to complete your responsibilities and are not entitled to overtime.
2. Equity You were previously awarded Unit Appreciation Rights that have been converted to Stock Appreciation Rights as part of the closing of the BCA (and this document is not intended to have any impact on such prior grants or conversion). All prior awards are separately documented and should be reflected in your Nerdy Inc., E*Trade account. You may also be eligible for equity in Nerdy Inc. under the Nerdy Inc. 2021 Equity Incentive Plan in accordance with the terms and conditions of the notice you received with respect to same and may be eligible for additional annual equity grants based on performance as determined in the sole discretion of Nerdy Inc.’s Compensation Committee or its designee (collectively the “Equity”).
3. No Additional Compensation and Duty of Loyalty. Other than the Base Wages and Equity (as documented in writing), no other amounts shall be payable by Nerdy Inc., Company, or their related and/or
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affiliated entities to you for any work you performed, unless otherwise agreed to in writing by the Parties. You shall, subject to the direction and instruction of the Chief Executive Officer or the Chief Executive Officer’s designee: (i) devote your full and entire working time, attention, and energies to Nerdy Inc., the Company, and their related and/or affiliated entities, and will diligently and to the best of your ability perform all duties incident to your relationship hereunder and do so with a duty of loyalty to Nerdy Inc., the Company, and their related and/or affiliated entities; (ii) use your best efforts to promote the interests of Nerdy Inc., the Company, and their related and/or their affiliated entities; and (iii) perform such other duties as may from time to time may be directed to you. You shall not during the term of this Executive Services Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Chief Executive Officer, provided this shall not be construed as preventing you from (i) investing your assets in such form or manner as will not require any services on your part in the operation or affairs of the entities in which such investments are made; or (ii) from serving on up to two outside Boards or as an advisory board member of another company, provided it is approved in advance by the Chief Executive Officer. The preceding exceptions shall only be permitted if they do not compete with, pose a conflict of interest with or interfere with the Company’s business activities or your duties to the Company as provided in this Executive Services Agreement and do not violate the other terms and conditions of this Executive Services Agreement (or such opportunities are approved in advance by the Chief Executive Officer in writing).
4. Payment/Taxes. Payment of all compensation to you hereunder shall be made in accordance with the relevant Nerdy Inc., Company, and/or Live Learning Technologies Shared Resources LLC policies in effect from time to time, and for tax purposes you shall be considered a W-2 employee of Live Learning Technologies Shared Resources LLC (your employer of record and the common paymaster regarding services provided hereunder).
5. Business Expenses. Upon submission of itemized expense statements in the manner specified by Nerdy Inc. and/or the Company, you shall be entitled to reimbursement for reasonable travel and other reasonable business expenses you duly incur in the performance of your duties.
6. Benefit Plans. You shall be entitled to participate with other executives and/or employees of Company in company-provided insurance benefits, so long as you meet the applicable eligibility requirements, in such fringe benefit plans as are provided to other executives and/or employees of Company. This shall include employee benefits such as holidays, paid time off, and other benefits offered to executives or employees, subject to the terms and conditions of those plans, policies, or practices (except as modified herein). Nothing in this Executive Services Agreement shall preclude Nerdy Inc. or the Company or any affiliate from terminating or amending any benefit plan or program from time to time.
7. PTO. You shall be entitled to (“PTO”) consistent with your PTO prior to Closing, exclusive of legal holidays, as long as the scheduling of your voluntary PTO does not interfere with Nerdy Inc.’s or the Company’s normal business operations. PTO must be used in the year it is earned and cannot be carried over at the end of the Company’s fiscal year, except as provided in writing. Other than receiving the PTO referenced above, you shall be subject to the other terms and conditions of Nerdy Inc.’s and/or Company’s PTO policy. You shall be entitled to your 2020 level of PTO plus one additional day for each full year worked while engaged with Nerdy Inc. and/or the Company.
8. Computer/laptop. You have been or will be provided a mutually agreeable computer or laptop with necessary software and other necessary technology for your position and responsibilities to use for services performed for Company. All such technology would be used for work purposes and you agree to return the equipment upon cessation of the relationship.
9. Cell Phone. Nerdy Inc. or Company will provide a cell phone and pay for an appropriate plan for you based upon Company policy or reimburse you for your own cell phone in a monthly amount not to exceed $25, provided you timely submit your monthly statements as instructed.
10. Free Tutoring. You are eligible for up to 52 hours per year of free tutoring for you or your immediate family while this Executive Services Agreement is in effect. This is provided in order to become familiar
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with the Company platform, to explore and test new features of the platform, and to provide feedback regarding the customer experience on the platform. Free tutoring hours may not be carried over from one calendar year to the next.
C. Termination of Relationship
1. For Cause. Notwithstanding anything herein to the contrary, Nerdy Inc., the Company, or their related and/or affiliated entities may terminate your relationship hereunder immediately for cause for any one of the following reasons: (i) your willful misconduct or negligence in the performance of your duties under this Executive Services Agreement (or as set forth in your Offer Letter if the same role solely for purposes of your documented job duties and responsibilities, or as otherwise communicated) or your repeated failure to abide by directives provided in good faith to you by the Board of Directors, the Board of Managers, the Chief Executive Officer, or any supervisor, in any case, that, if curable, is not cured within ten (10) days following your receipt of such directives; (ii) any breach by you of (A) your fiduciary duties to Nerdy Inc., the Company. or their related and/or affiliated entities or (B) any material term of the Executive Services Agreement, including any noncompetition, nonsolicitation, inventions, proprietary rights and confidentiality agreement) that, if curable, is not cured within ten (10) days following written notice to you of such breach, which written notice shall set forth in reasonable detail the facts or circumstances constituting or giving rise to such material breach; (iii) any indictment, conviction, or plea of guilty or no contest (also known as “nolo contendre”) of or by (as applicable) you for any felony or other crime of dishonesty or moral turpitude, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to Nerdy Inc., the Company and/or their its subsidiaries and affiliates if you were retained in your position; (iv) your failure to abide by the policies or procedures of Nerdy Inc., the Company, or their related and/or affiliated entities in all material respects; (v) illegal possession or use of any controlled substance; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Nerdy Inc., the Company and/or any of their subsidiaries or affiliates to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Upon termination of your relationship for Cause, Nerdy Inc., the Company, and their related and/or affiliated entities shall be under no further obligation to you, except to pay all accrued but unpaid Base Wages to the date of termination.
2. Without Cause Nerdy Inc. and/or the Company may terminate your relationship under this Executive Services Agreement without Cause by giving at least thirty (30) days prior written notice to you of the intention to terminate this Executive Services Agreement (provided that Nerdy Inc. and/or the Company may accelerate the date of your termination by providing you with pay in lieu of notice). In the event of any such termination of your relationship by Nerdy Inc., the Company, or their related and/or affiliated entities, you shall only be entitled to receive the Base Wage due you under this Agreement up to the termination date stated in said written notice so long as you continue to be ready, willing, and able to perform all of your duties in accordance with this Executive Services Agreement and so long as there is no earlier termination date available. After the thirty (30) day notice period in the event of your termination without Cause by Nerdy Inc., the Company, or their related and/or affiliated entities, you will be paid an additional three (3) months of Base Wages as part of your separation without Cause, provided the notice was given by the Company, you continued performance under and compliance with the Executive Services Agreement during the notice period (unless your service during the notice period is excused and still paid for by Nerdy Inc., the Company, or its related and/or affiliated entities), and you sign a departure agreement and release prepared by and satisfactory to Nerdy Inc., the Company, and their related and/or affiliated entities (the “Departure Agreement”) (with such Departure Agreement to be fully effective within sixty (60) days following the date of termination).
In addition to the foregoing, in the event your relationship with Nerdy Inc. is terminated by the Company (or its successor) without Cause hereunder on or within twelve (12) months following the date of the consummation of a Change of Control (as defined in the Nerdy Inc. 2021 Equity Incentive Plan and such period referred to as the “Double-Trigger Period”), the vesting and exercisability of each of your then outstanding and unvested stock awards (including any Stock Appreciation Rights, Class A Shares, stock options, restricted stock units, or other awards granted to you by Nerdy Inc. or the Company) shall be automatically accelerated fifty percent (50%),
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provided in order to receive the benefit of the accelerated vesting and exercisability, you sign a Departure Agreement within sixty (60) day following the date of termination. There is no Double-Trigger Period (or attendant accelerated vesting and exercisability) in conjunction with a Resignation by Executive for Good Reason as set forth in C.3. below.
3. Resignation by Executive. Notwithstanding anything herein to the contrary, you may terminate your relationship hereunder without Good Reason (as defined below) by giving at least thirty (30) days prior written notice. You may also terminate your relationship hereunder for Good Reason (as defined herein). For purposes of this Executive Services Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process”, defined below, following the occurrence of any of the following events, if not consented to by you: (i) the material breach by Nerdy Inc,., the Company, and their affiliated and/or related entities of any of their obligations under this Executive Services Agreement; or (ii) a material reduction in your Base Wages other than in connection with a salary reduction plan or process similarly affecting other executives at the same or similar level within the then-existing organizational structure of Nerdy Inc., the Company, and its related and/or affiliated entities. The “Good Reason Process” means Your resignation shall not be considered to be a resignation for Good Reason unless you provide written notice to Nerdy Inc., the Company, and/or their related and/or affiliated entities within ninety (90) days following the initial occurrence of any such Good Reason event and Nerdy Inc., the Company and/or their related and/or affiliated entities fail to remedy such event within thirty (30) days after receiving written notice from you setting forth in reasonable detail the facts supporting your basis claiming resignation for Good Reason. You shall continue in your role during the thirty (30) day cure period; however, if not cured by the thirtieth (30th) day, your resignation shall be effective and you shall be entitled to three (3) months of Base Wages as part of your resignation for Good Reason provided you sign a Departure Agreement prepared by and satisfactory to Nerdy Inc., the Company, and their related and/or affiliated entities and such Departure Agreement becomes effective within sixty (60) days following the date of termination. Your resignation under any other circumstance or for any other reason will be a resignation without “Good Reason” and in such circumstances, Nerdy Inc., the Company, and their related and/or affiliated entities shall be under no further obligation to you, except to pay all accrued but unpaid Base Wages to the date of termination thereof.
4. Cooperation. Following any notice of termination of your relationship under this Agreement, you shall reasonably cooperate with Nerdy Inc., Company, and their affiliated and/or related entities in all matters relating to the winding up of your pending work on behalf of Company and the orderly transfer of any such pending work to such other executives or employees of Nerdy Inc., Company, and their affiliated and/or related entities as may be designated by Company; and to that end Company shall be entitled to your full-time or part-time services of as Nerdy Inc., Company, and their affiliated and/or related entities may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.
5. Disability. You may be terminated hereunder without liability if you shall be permanently prevented from properly performing your essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than six (6) consecutive months. Upon such termination, you shall be entitled to all accrued but unpaid Base Wages.
6. Key Person Insurance. Nerdy Inc., the Company, and their related and/or affiliated entities may, at its expense, provide key person insurance for you, which upon death; will provide the insuring entity an amount equal to the cost of your Base Wages and the cost to find your replacement, as determined by Nerdy Inc.’s Board of Directors.
7. Death. In the event of your death during your relationship, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days Nerdy Inc., the Company and/or their related and/or affiliated entities shall pay to your heirs or personal representatives your Base Wages and PTO accrued to the date of death and your estate shall also receive an additional three (3) months of Base Wages (payable as a lump sum or as continuation of Base Wages, as determined by Nerdy Inc., with the latter being consistent with the typical payroll procedure in effect at the time). Also, in the event your relationship hereunder ceases as a result of your death, you shall receive accelerated vesting equivalent to six (6) months of service beyond your date of death. All other unvested equity in Nerdy Inc will be forfeited. The additional Base Wages and
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accelerated vesting resulting from your death are contingent upon your estate signing a Departure Agreement prepared by and satisfactory to Nerdy Inc., the Company, and their related and/or affiliated entities.
D. Restrictions and Covenants.
1. Files and Records. All files, records, documents, reports and so forth (including all copies thereof) concerning Customers (as hereinafter defined), including, without limitation, customers solicited, consulted, interviewed or served by you during the term of this Notice, as well as all other business, computer, and other records (whether on paper or other media), shall belong to and remain the property of Nerdy Inc., the Company, and/or their related and/or affiliated entities. All work produced by your and all other efforts you contributed of any kind or nature, shall be considered the sole and exclusive property of Nerdy Inc., the Company, and/or their related and/or affiliated entities and you shall have no interest therein. Upon termination of your relationship, without regard to the reason for such termination, you shall return to Nerdy Inc., the Company, and/or their related and/or affiliated entities all files, records, documents, reports; shall retain no copies, extracts, notes, or the like of such information; and, shall certify in writing your compliance with the provisions of this paragraph upon request of Company
2. Confidential Information. As used herein, the term “Confidential Information” shall mean any information proprietary to Nerdy Inc., the Company and/or their related and/or affiliated entities and not generally known, including without limitation Trade Secrets (as defined herein), Inventions (as defined herein), technology whether now known or hereafter discovered, and information pertaining to research, development, techniques, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, pricing information, advertising, training methods, client lists, contacts and referral sources, the particular needs and requirements of clients, the identity of clients and potential clients (including, but not limited to, key customer client names, telephone numbers, e-mail addresses, home addresses, and cell phone numbers), information regarding contracted experts, financial and personnel information, and pending business transactions and shall also include financial, confidential and proprietary information of clients and other third parties received. Information may be deemed Confidential Information regardless of its source, and all information designated or treated as Confidential Information shall conclusively be deemed Confidential Information for all purposes.
The term Confidential Information shall not apply to the following: (i) information that is or becomes public knowledge other than through your fault; (ii) information that you received from a third party who is under no obligation to keep the information confidential; (iii) information that you can show by written records was in your possession prior to the date of disclosure by Nerdy Inc., the Company, and/or their related and/or affiliated entities to you of the Confidential Information in question; or (iv) information that is individually developed by you outside the scope of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities, and that you can show by written or other tangible evidence was so independently developed. The burden of proving the foregoing exceptions shall be on you.
As used herein, the term “Trade Secret” shall mean information, including but not limited to, technical or non-technical data, formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
As used herein, the term “Invention” shall mean all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products, and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Company’s present or future products, services, or research.
Any Invention that you, either alone or with others (i) makes, discovers, devises, conceives, reduces to practice, or otherwise possesses during your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities or for a period of six months following such relationship, and (ii) directly or indirectly relates to or arises
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out of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities or the actual or anticipated business, products, technology, or services of Company shall be a work for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. §101) and the sole property of Company. You hereby assign to Company all rights, title, and interest you obtain in any and all Inventions under this Agreement.
3. Non-Disclosure of Confidential Information. You shall, during the course of your relationship and at all times subsequent to your relationship, hold in strictest and total confidence all Confidential Information. You will at no time, without prior written authorization by the appropriate representative, disclose, assign, transfer, convey, communicate, or use for the benefit of any person or entity other than Company any Confidential Information, nor shall you permit any other person or entity to use Confidential Information in competition with Nerdy Inc., the Company, and/or its related and/or affiliated entities.
4. Return of Confidential Information. Upon termination of your relationship hereunder or at any other time upon request of Nerdy Inc., the Company, and/or its related and/or affiliated entities , you shall deliver promptly to the requesting entity all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all manuals, letters, notes, notebooks, reports, computer programs and flowcharts, and similar items, memoranda, lists of clients and referral sources, and all other materials and copies thereof relating in any way to Confidential Information or the business of Nerdy Inc., the Company or any of their related and/or affiliated entities. You will not make or retain any copies of the foregoing and will so represent to the appropriate entity/entities upon your termination. Furthermore, upon your termination, you will return to the appropriate entity all computer hardware and/or software provided by or owned by Nerdy Inc., the Company, and/or their related and/or affiliated entities so that, with respect to the software, you may be deleted as an authorized user. If you fail to return any software, the entity that pays you shall have the right to deduct from any compensation due and owing you any licensing fees incurred in connection with such unreturned computer software.
5. Non-Solicitation of Clients. It is specifically agreed that during the term of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities and for a period of twenty-four (24) months after the termination of such relationship, whether voluntary or involuntary, you shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit or accept any business from any Client or assist any other entity in soliciting or accepting any business from any Client, or (ii) request or advise any Client to withdraw, curtail, or cancel any of such Client’s business or other relationships with Nerdy Inc., the Company and/or their related and/or affiliated entities.
As used herein, “Client” shall mean any person or entity with whom you had dealings that Nerdy Inc., the Company, and/or their related and/or affiliated entities, during your relationship, (i) rendered any services to, or (ii) solicited the business of such person or entity, whether or not any services were rendered to such person during your relationship.
6. Non-Solicitation of Employees, Executives, Contractors, or Contracted Experts. You expressly agree and understand that it would cause substantial harm and detriment to Nerdy Inc., the Company, and/or their related and/or affiliated entities if employees, executives, contractors, or contracted experts of Company were to be hired by you or lured by you to a business similar to that of Nerdy Inc., the Company, and/or their related and/or affiliated entities. Specifically, the harm and detriment that would be incurred includes, but is not limited to, loss of office continuity and return on investment made in training employees or experts, additional training and hiring costs for replacement employees, executives, or contracted experts, potential loss of clients, and potential loss of Confidential Information. In consideration of Nerdy Inc.,s the Company’s and their related and/or affiliated entities’ interest in protecting Confidential Information, client relationships, goodwill and loyalty, it is specifically agreed that during the term of your relationship and for a period of eighteen (18) months after the termination of your relationship, whether voluntary or involuntary, you shall not (i) personally participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, executive, officer, partner, director, consultant, or advisor any person who is at the time of such hiring or attempted hiring an
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employee, executive, partner, contractor, or contracted expert of Company, (ii) disclose the name of any employee, executive, contractor, or expert of Company to any prospective or subsequent employer, or (iii) otherwise, directly or indirectly, induce or attempt to induce any employee, executive, contractor, or contracted expert to terminate his, her, or its relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities.
7. Limitation on Competition. You recognize that your relationship or continued relationship hereunder is induced primarily because of the covenants and assurances you made, that your covenant not to compete unfairly is necessary to insure the continuation of the business of Nerdy Inc., the Company, and/or their related and/or affiliated entities, and that irreparable harm and damage will be done to them in the event that you compete unfairly with them.
It is therefore specifically agreed that during the term of your relationship hereunder and for a period of eighteen (18) months after the termination of your relationship, you shall not in the United States or any other country that generates more than one percent (1%) of Nerdy Inc.’s total revenue during either the preceding calendar year or the most recent completed quarter, directly or indirectly, own, manage, operate, control, advise, be employed by, or materially participate in, or be materially involved in any manner with the ownership, management, operation, or control of any business that competes with the business then conducted by Nerdy Inc., the Company, and/or their related and/or affiliated entities.
You agree that the area and duration of this limitation are reasonable under the circumstances, considering your knowledge of the Confidential Information and client relationships. This restriction is necessary to protect client relationships and Confidential Information, including but not limited to client and prospect information, methods and systems of doing business, marketing information, and financial information. You agree that it is further necessary because of your position, because the protectable information would likely be competitively harmful to it in any area where it competes, and other relevant factors. You also agree that, in all likelihood, this will not constitute a serious handicap to you in securing future employment.
8. Non-Disparagement. It is specifically agreed that during the term of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities and for a period of thirty-six (36) months thereafter, you shall not disparage the business reputation of Nerdy Inc., the Company, and/or their related and/or affiliated entities (or their management team(s)) or take any actions that are harmful to their goodwill with their customers, investors, vendors, employees, experts, the media, or the public.
9. Remedies. You (i) have carefully read and understand all of the provisions of this Agreement and have had the opportunity for this Notice to be reviewed by counsel, (ii) is voluntarily entering into this Notice, (iii) has not relied upon any representation or statement made by Nerdy Inc., the Company, and/or their related and/or affiliated entities (as well as their equity holders, agents, representatives, employees, experts, or attorneys) with regard to the subject matter or effect of this Notice, which representation is not contained herein, (iv) acknowledges that the duration, geographical scope, and subject matter of the restrictive covenants set forth herein are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information, and that Company would not have proceeded hereunder without the benefit of such provisions, and (v) will be able to earn a satisfactory livelihood without violating this Notice.
You acknowledge that your threatened or actual breach of any of the terms hereof will result in immediate, irreparable harm and injury to Nerdy Inc., the Company, and/or their related and/or affiliated entities, not adequately compensable by monetary relief. As a result, Nerdy Inc., the Company, and/or their related and/or affiliated entities shall have the right to enforce the provisions hereof by injunction, specific performance or other equitable relief, as well as through all other equitable and/or legal remedies to which they may be entitled. In the event of a breach of or a default under this Agreement by you, Nerdy Inc., the Company, and/or their related and/or affiliated entities shall be entitled to seek specific performance of this Notice and you hereby agree to pay all costs of enforcement and collection of any and all remedies and damages under this Notice, including reasonable attorneys’ fees. In the event of your breach of any of the Sections of this Agreement entitled “Non-Solicitation of Clients,” “Non-Solicitation of Company Employees, Executives, Contractors, or Contracted Experts,” or “Limitation on Competition” then the restrictive periods referenced in such Sections shall be tolled and shall begin to run or
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recommence running only at such time as the breach is alleviated. You agree to waive any requirement for an injunction bond but, if a bond is required by a court, it shall be in a nominal amount.
E. Miscellaneous Terms
1. Assignment and Transfer. Your rights and obligations under this Executive Services Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation thereof shall be void. This Notice shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Nerdy Inc.’s assets, purchased stock, any corporate successor to Nerdy Inc., agent, affiliate, partner, proprietor, successor, parent, sibling, rightholder or any assignee thereof. This Executive Services Agreement shall inure to the benefit of and may be enforced by Nerdy Inc., the Company, their related and/or affiliated entities and their successors or assigns, and it shall be binding upon you and your heirs, successors, and assigns.
2. No Inconsistent Obligations. You are aware of no obligations, legal or otherwise, inconsistent with the terms of this Notice or with you undertaking working with hereunder. You will not disclose to Nerdy Inc., the Company, or any of their related and/or affiliated entities or use, or induce the Nerdy Inc, the Company, and/or their related and/or affiliated entities to use, any confidential information or trade secrets of others. You represent and warrant that you have returned all property and confidential information belonging to all prior companies with whom you worked.
3. Notification to Subsequent Employer(s). You shall notify each subsequent company or person or entity using your services following the termination of your relationship hereunder of the existence and provisions of this Executive Services Agreement. Nerdy Inc, the Company, and/or their related and/or affiliated entities are hereby authorized to notify any person or entity employing or otherwise using the your services or evidencing an interest or intention to arrange for the employment of or to employ or otherwise use your services as to the existence and provisions of this Executive Services Agreement, including providing a copy of this Agreement and shall be free to advise any third party of its intention to enforce such Executive Services Agreement.
4. Entire Agreement. This Executive Services Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations, and warranties between them respecting the subject matter hereof, including the Offer Letter, except for the specific documents referenced and/or incorporated by reference herein. This Executive Services Agreement and the terms and conditions herein may be amended only by an instrument in writing signed by you, on the one hand, and Nerdy Inc., the Company, or their related and/or affiliated entities on the other hand, provided in the event of any conflict with this Notice on the one hand and the plan documents or transaction documents on the other hand, the latter shall control. The Parties further acknowledge that the Offer Letter is hereby terminated by mutual agreement of the Parties and of no future effect (other than for purposes of referencing your job duties and responsibilities unless altered thereafter).
5. Choice of Law. This Executive Services Agreement and the terms and conditions herein will be governed by, and construed under, the laws (including the statutes of limitations) of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of any other jurisdictions.
6. Exclusive Venue and Jury Trial Waiver. Any action or proceeding relating to this Notice and the terms and conditions herein, the plan documents that govern the equity herein, or the transactions that are the subject of this Agreement may be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in a U.S. federal court sitting in the State of Delaware, or if the U.S. federal courts do not have jurisdiction with regard to the matter, in a Delaware state court other than the Court of Chancery), and any applicable appellate court, but in no other court. Each Party (i) consents to the personal jurisdiction of each of those courts in any action or proceeding of the type described in the preceding sentence, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought. EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR
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PROCEEDING, WHETHER AT LAW OR IN EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTICE.
7. Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Executive Services Agreement or your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non‑prevailing party or parties.
8. Severability. Should any one or more sections of this Executive Services Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Executive Services Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Executive Services Agreement enforceable to the fullest extent permitted by law.
9. Construction. The headings and captions of this Executive Services Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Executive Services Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and any ambiguity is construed in favor of Nerdy Inc., the Company, and/or their related and/or affiliated entities.
10. Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Nerdy Inc., the Company, and/or their related and/or affiliated entities by an officer thereof (other than you) or other person duly authorized.
11. Assistance in Litigation. You shall, during and after termination of the relationship, upon reasonable notice, furnish such information and proper assistance to the Nerdy Inc., the Company, and/or their related and/or affiliated entities as may reasonably be required by them in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.
12. Survival. All of those provisions of this Executive Services Agreement that require performance by either party following its termination shall survive any termination of this Executive Services Agreement.
13. Notices. Any notice, request, consent or approval required or permitted to be given under this Executive Services Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to your residence (as noted in the books and records) for notice to you, or to the principal office for notice to Nerdy Inc., the Company, and/or their related and/or affiliated entities as the case may be.
14. Section 409A. Anything in this Executive Services Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Nerdy Inc. and/or the Company determine(s) that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each payment, installment, and benefit payable under this Executive Services Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The determination of whether and when a separation from service has occurred shall be made in
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accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent any payments under this Executive Services Agreement are nonqualified deferred compensation and contingent upon execution of a Departure Agreement during a specified period of time, and such period spans two calendar years, such payments shall not commence until the second calendar year. The parties intend that this Executive Services Agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Nerdy Inc. and the Company make no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

F. Signature Page

NERDY INC. AND NERDY LLC:

Date:

EXECUTIVE:

Date:

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